Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-276286 on Form S-8 of NB Bancorp, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements of NB Bancorp, Inc., appearing in this Annual Report on Form 10-K of NB Bancorp, Inc. for the year ended December 31, 2024.

/s/ Elliott Davis, LLC

Columbia, South Carolina

March 7, 2025